Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

    Dover Motorsports, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-58779) on Form S-8 of Dover Motorsports, Inc. of our reports dated March 8, 2005, with respect to the consolidated balance sheets of Dover Motorsports, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings and comprehensive earnings and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Dover Motorsports, Inc.

Our report with respect to the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002.

KPMG LLP

Philadelphia, Pennsylvania

March 8, 2005